Exhibit 23.5

Consent of CCID Consulting Co., Ltd.

Hailiang Education Group Inc.

386, Jiefangbei Road

Diankou Town, Zhuji

Zhejiang Province 311814

People’s Republic of China

Ladies and Gentlemen:

CCID Consulting Co., Ltd. (“CCID”) hereby consents to the references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”), as well as the prospectus included in the Registration Statement (together with any related free writing prospectus, the “Prospectus”), in relation to the proposed initial public offering (“Offering”) of Hailiang Education Group Inc. (the “Company”), to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) the Company’s roadshow and other marketing materials (“Marketing Materials”) in relation to the Offering, (iii) any written correspondences with the SEC and any other future filings with the SEC, including filings on annual reports on Form 20-F or current reports on Form 6-K (collectively, the “Future SEC Filings”), (iv) future offering documents (“Future Offering Documents”), and (v) websites of the Company and its subsidiaries and affiliates (“Websites”).

CCID hereby consents to the inclusion of, summary of and reference to (i) the report entitled “Study on China’s Basic Education Market” ( ) (the “Report”) published by CCID, (ii) information, data and statements from the Report prepared by CCID, and all supplements thereto, as well as the citation of the foregoing, in the Registration Statement, Prospectus, Marketing Materials, Future SEC Filings, Future Offering Documents and Websites.

CCID further consents to the filing of this letter as an exhibit to the Registration Statement and any other Future SEC Filings.